Exhibit 10.2

EXECUTION VERSION

WELLS FARGO BANK, NATIONAL ASSOCIATION 1808 Aston Avenue, Suite 250 Carlsbad, CA 92008

WELLS FARGO SECURITIES, LLC

550 South Tryon Street
Charlotte, North Carolina 28202

CONFIDENTIAL

February 19, 2019

Carrols Restaurant Group, Inc.

968 James Street

Syracuse, NY 13203

Attention: Paul Flanders, Chief Financial Officer

Re:	Carrols Commitment Letter

$500 Million Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Commitment Parties” or “we” or “us”) that Carrols Restaurant Group, Inc. (“Carrols” or “you”) intends to consummate the Transactions (as defined in Annex A) and seeks financing to (a) consummate the Refinancing (as defined in Annex A), (b) pay fees, commissions and expenses in connection with the Transactions and (c) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Transaction Description attached hereto as Annex A (the “Transaction Description”). You have further advised us that the sources of funds required in connection with the foregoing will consist of senior secured credit facilities of $500.0 million to be provided to the Borrower (as defined Annex A) consisting of (i) a term loan B facility of $400.0 million (the “Term Loan B Facility”) and (ii) a revolving credit facility of $100.0 million (the “Revolving Credit Facility” and, collectively with the Term Loan B Facility, the “Senior Credit Facilities”), each as described in the Summary of Proposed Terms and Conditions attached hereto as Annex B (the “Term Sheet”).

This letter, including the Transaction Description, the Term Sheet and the Conditions Annex attached hereto as Annex C (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date of the consummation of the Refinancing and the initial funding of the Senior Credit Facilities is referred to as the “Closing Date”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Acquisition (as defined in Annex A).

1. Commitment. Upon the terms set forth in this Commitment Letter and subject only to the satisfaction (or waiver) of the Exclusive Funding Conditions (as defined below), Wells Fargo Bank is pleased to advise you that it hereby commits to provide to the Borrower 100% of the principal amount of the Senior Credit Facilities (the “Commitment”).

2. Titles and Roles. Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Senior Credit Facilities. Wells Fargo Bank will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid in order to obtain commitments with respect to the Senior Credit Facilities (other than compensation expressly contemplated by this Commitment Letter and the fee letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”)) unless you and we shall agree in writing; provided that (a) on or prior to the date which is 10 business days after the date of this Commitment Letter, you will have the right to appoint up to four additional joint lead arrangers, joint bookrunners, agents, co-agents or arrangers or confer other titles in respect of the Senior Credit Facilities (each such party, an “Additional Agent”) in a manner reasonably acceptable to the Lead Arranger and with economics determined by you in consultation with the Lead Arranger; provided, however, that in no event shall Wells Fargo Securities receive less than 35% of the compensatory economics with respect to the Senior Credit Facilities, and (b) the Lead Arranger shall have right, with your consent (not to be unreasonably withheld, conditioned or delayed) to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of one or more of the Senior Credit Facilities (it being further agreed that (i) each of the parties hereto shall, upon request of you or the Lead Arranger, execute a revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of such Additional Agent and to otherwise effect the foregoing (and each of the parties hereto shall, upon the request of you or the Lead Arranger, execute any such documentation), (ii) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facilities, and (iii) no Lender, Additional Agent or other party (other than the Lead Arranger in consultation with you) will have rights in respect of the management of the syndication of the Senior Credit Facilities (including, without limitation, in respect of “market flex” rights under the Fee Letter), over which the Lead Arranger will have sole control).

3. Conditions to Commitment.

(a) The Commitment and the undertakings of the Commitment Parties hereunder are subject solely to the satisfaction (or waiver) of the conditions precedent expressly set forth in the Conditions Annex (such express conditions, subject in all respects to the Limited Conditionality Provision (as defined below), the “Exclusive Funding Conditions”); it being understood that, notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Financing Documentation (as defined in the Term Sheet), the Acquisition Agreement (as defined in Annex A) or any other agreement, document, instrument or other undertaking concerning the Senior Credit Facilities or the financing of the Transactions, there are no conditions (implied or otherwise) to the Commitments and the undertakings of the Commitment Parties hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Financing Documentation, other than the Exclusive Funding Conditions (and upon satisfaction or waiver of the Exclusive Funding Conditions, the initial funding under the Senior Credit Facilities shall occur).

(b) Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to you, the Acquired Company, the Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations made by the Acquired Company and/or the Seller or its subsidiaries or affiliates or with respect to the Acquired Company, its subsidiaries or its business in the Acquisition Agreement (as defined in Annex A) as are material to the interests of the Lenders referred to below, but only to the extent that you or your affiliates have the right to terminate your or their respective obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach or inaccuracy of any such representations and warranties (the “Specified Acquisition Agreement Representations”), and (ii) the Specified Representations (as defined below) made by the Borrower and the Guarantors (as defined in the Term Sheet) in the Financing Documentation and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied or waived (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) (other than security interests in assets of the Borrower and Guarantors that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, and (y) the delivery of certificates evidencing the equity interests required to be pledged pursuant to the Term Sheet) is not or cannot be provided or perfected on the Closing Date after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of such security interests shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably (but not to exceed 60 days after the Closing Date, unless extended by the Administrative Agent in its reasonable discretion)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors (after giving effect to the Transactions) set forth in the Financing Documentation relating to corporate or other organizational existence of the Credit Parties (as defined in the Term Sheet) and good standing of the Credit Parties in their respective jurisdictions of organization (if applicable); organizational power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performing under the Financing Documentation; no conflicts with or consents under the Credit Parties’ organizational documents or applicable law, in each case, with respect to the execution, delivery and performance of the Financing Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds of the Senior Credit Facilities not violating OFAC or FCPA; and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens and the limitations set forth in the immediately preceding sentence). This Section 3, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4. Syndication.

(a) The Lead Arranger intends and reserves the right, both prior to and after the Closing Date, to secure commitments for the Senior Credit Facilities from a syndicate of banks, financial institutions and other entities identified by the Lead Arranger in consultation with you and reasonably acceptable to you, including any relationship lenders designated by you with the consent of the Lead Arranger (such consent not to be unreasonably withheld) (such banks, financial institutions and other entities committing to the Senior Credit Facilities, including Wells Fargo Bank, the “Lenders”) upon the terms set forth in this Commitment Letter. Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 60 days following the Closing Date (such earlier date, the “Syndication Date”), you agree to, and, to the extent reasonable and practical and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, assist us actively in achieving a syndication of the Senior Credit Facilities that is satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and non-legal advisors to, and, to the extent reasonable and practical and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company and its representatives and advisors to, (i) provide promptly to the Commitment Parties and the other prospective Lenders, in each case, upon the reasonable request of the Lead Arranger, all information reasonably deemed necessary by the Lead Arranger to assist the Lead Arranger and each prospective Lender in their evaluation of the Transactions and to complete the syndication (including, without limitation, projections prepared by your management of balance sheets, income statements and cash flow statements of you and your subsidiaries for such periods after the Closing Date and during the term of the Senior Credit Facilities as are reasonably requested by the Lead Arranger), (ii) make your senior management and (to the extent reasonable and practical and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date) use commercially reasonable efforts to make appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at reasonable and mutually agreed times and places, (iii) host, with the Lead Arranger, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more confidential information memoranda and other customary marketing materials (which memoranda and/or other marketing materials you will use commercially reasonable efforts to finalize no later than 45 days following the date hereof), to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower and the Acquired Company, (vi) use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate rating (but no specific rating) for the Borrower from Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”), (B) a current public corporate family rating (but no specific rating) for the Borrower from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating with respect to each of the Senior Credit Facilities from each of S&P and Moody’s, in each case, at least 30 days prior to the Closing Date and to participate actively in the process of securing such ratings, including having your senior management (and, to the extent reasonable and practical and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, using commercially reasonable efforts to have) appropriate members of management of the Acquired Company meet with such rating agencies, and (vii) your ensuring (and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement as in effect on the date hereof, using your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the Syndication Date (and, if later, prior to the Closing Date) there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company or its subsidiaries being announced, offered, placed or arranged (other than the Senior Credit Facilities) without the written consent of the Lead Arranger, unless such issuance, offering, placement, arrangement or syndication would not reasonably be expected to materially and adversely impair the primary syndication of the Senior Credit Facilities (it being understood that (A) indebtedness incurred in the ordinary course of business of the Borrower and its subsidiaries for capital expenditures and working capital purposes, (B) Permitted Surviving Debt, (C) amendments, replacements, extensions, refinancings and renewals of existing indebtedness of Carrols, the Acquired Company and/or their respective subsidiaries, in each case, in consultation with the Lead Arranger, (D) revolver drawings under the Existing Credit Agreement and (E) any other indebtedness agreed between the Lead Arranger and you will not materially impair the syndication of the Senior Credit Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the following shall constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date or any time thereafter and shall not constitute a condition precedent to the Closing Date: (i) the obtaining of the ratings referenced above, (ii) the compliance with any of the other provisions set forth in this paragraph or (iii) the completion of the syndication of the Senior Credit Facilities.

(b) The Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facilities (in consultation with you), including decisions as to the selection and number of prospective Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities; provided that any Lenders from which commitments have been accepted shall be reasonably acceptable to you. Notwithstanding the Lead Arranger’s right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, unless otherwise agreed to by you and except as set forth in Section 2, (i) Wells Fargo Bank shall not be relieved or released from its obligations hereunder (including its obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Senior Credit Facilities, (ii) no assignment by any Commitment Party shall be effective until after the initial funding of the Senior Credit Facilities and the occurrence of the Closing Date and (iii) unless you and we agree in writing, Wells Fargo Bank will retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facilities or your satisfaction of such obligations, and in no event shall the successful completion of the syndication of the Senior Credit Facilities or your satisfaction of such obligations constitute a condition to the availability of the Senior Credit Facilities on the Closing Date.

5. Information.

(a) You represent and warrant (solely as relates to matters with respect to the Acquired Company and its subsidiaries, prior to the Closing Date, to your knowledge) that (but the accuracy of which representation and warranty shall not be a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date) (i) all written information and written data (such information and data, other than the Projections, as defined below, other forward-looking information and information of a general economic or industry specific nature, the “Information”) concerning you, the Borrower, the Acquired Company and their respective subsidiaries and the Transactions that has been or will be made available to the Commitment Parties by you, the Acquired Company or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf), when taken as a whole, does not, and in the case of Information made available after the date hereof, will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading (after giving effect to all supplements and updates thereto provided in accordance with the immediately succeeding sentence); and (ii) all financial projections concerning you, the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties by you, the Acquired Company or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you or the Acquired Company to be reasonable at the time made available to the Commitment Parties or the prospective Lenders, it being understood that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, and that actual results may vary materially from the Projections. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly (or prior to the Closing Date, with respect to Information or Projections concerning the Acquired Company and its subsidiaries, you will use commercially reasonable efforts to) supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances; provided that any such supplement shall cure any breach of such representations to the extent such supplement is provided prior to the earlier of the Closing Date or the Syndication Date. In arranging the Senior Credit Facilities, we will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their respective subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b) You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the prospective Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that do not wish (or that have personnel that do not wish) to receive material non-public information (within the meaning of the United States federal securities laws) (or information that would not customarily be made publicly available if the Acquired Company were to become a public reporting company, “MNPI”) with respect to you, the Borrower, the Acquired Company or their subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such prospective Lenders, “Public Lenders”). At the request of the Lead Arranger, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) at our request, you will identify and conspicuously mark any Public Informational Materials “PUBLIC, and (C) we shall be entitled to treat as containing MNPI any Informational Materials not specifically identified by you as “PUBLIC”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders (provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission disclosure requirements): (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Senior Credit Facilities, (y) financial information regarding the Borrower and the Acquired Company and their subsidiaries (other than the Projections and other financial information containing forward-looking statements) and (z) drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials, confirming the accuracy and completeness in all material respects of the information contained therein, in the case of Public Informational Materials, confirming the absence of MNPI therefrom, and exculpating (i) us, our direct and indirect equity holders and our and their affiliates with respect to any liability related to the use or misuse of the contents of such Information Materials or any related marketing material by the recipients thereof and (ii) you, the Borrower, the Acquired Company, your and their direct and indirect equity holders and your and their respective affiliates with respect to any liability related to the misuse of the contents of such Information Materials or any related marketing material by the recipients thereof.

(a) You hereby authorize the Lead Arranger to download copies of the Borrower’s trademark logos from its website and post copies thereof on the SyndTrak site or similar workspace established by the Lead Arranger to syndicate the Senior Credit Facilities and use the logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Senior Credit Facilities or in any advertisements (to which you consent, such consent not to be unreasonably withheld) that we may place after the closing of the Senior Credit Facilities in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at their own expense describing its services to the Borrower hereunder.

6. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the letter dated the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

7. Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and out-of-pocket expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges (limited to one counsel for all Indemnified Parties, taken as a whole, and, if reasonably necessary, a single local counsel to all Indemnified Parties, taken as a whole, in each relevant material jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnified Parties similarly situated taken as a whole)) within 30 days after demand therefor (together with reasonably detailed backup documentation) as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a claim brought by you against an Indemnified Party for material breach in bad faith of the funding obligations of such Indemnified Party under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any dispute solely among Indemnified Parties, other than any claims against any Commitment Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Senior Credit Facilities, and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (A) such Indemnified Party’s own gross negligence or willful misconduct or (B) a material breach in bad faith of the funding obligations of such Indemnified Party under this Commitment Letter. Neither (x) any Indemnified Party nor (y) you, the Borrower, the Acquired Company (or any of your or their respective subsidiaries or affiliates) will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions; provided that nothing contained in this sentence shall limit your indemnification obligations to the extent such indirect, consequential, special or punitive damages are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification pursuant to the indemnification provisions hereunder. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of the Indemnified Party other than its consent.

8. Confidentiality.

(a) This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for (i) the disclosure of the Commitment Documents on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) the disclosure of the Commitment Documents as required by law or other compulsory process (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) the disclosure of the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Acquired Company in connection with its consideration of the Acquisition, (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) the disclosure of this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (v) the disclosure of the Term Sheet and the existence of the Commitment Letter to any ratings agency in connection with the Transactions, (vi) disclosures made with the consent of the Commitment Parties, (vii) disclosure of the existence of the Fee Letter and the fees contained therein as part of generic disclosure regarding fees and expenses in connection with any syndication of the Senior Credit Facilities without disclosing any specific fees set forth therein, or on a redacted basis in a manner reasonably acceptable to the Lead Arranger or for customary accounting purposes, including accounting for deferred financing costs, (viii) the disclosure of the Commitment Letter, but not the Fee Letter (after this Commitment Letter and the Fee Letter have been accepted by you) on a confidential basis to any prospective Additional Agent or affiliate thereof, and (ix) the disclosure of this Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof) in any syndication of the Senior Credit Facilities or in any proxy statement or other public filing in connection with the Transactions. In connection with any disclosure by you to any third party as set forth above (except as set forth in clauses (ii), (iv), (v) and (vii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall terminate on the earlier of (x) the second anniversary of the date hereof or (y) one year following the termination of this Commitment Letter in accordance with its terms.

(b) The Commitment Parties shall use all confidential information provided to it by or on behalf of you or your affiliates in the course of the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat all such information as confidential; provided that nothing herein shall prevent the Lead Arranger or their respective affiliates from disclosing any such information, (i) to any Lenders or participants or prospective Lenders or prospective participants (provided that any such disclosure shall be made subject to the acknowledgment and acceptance by such Lender or participant or prospective Lender or prospective participant that such information is being disseminated on a confidential basis (and they shall agree to be bound to substantially the same terms as are set forth in this paragraph or as are otherwise reasonably acceptable to you and us, including as agreed in any informational memoranda or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or customary market standard for dissemination of such type of information), (ii) pursuant to the order of any court or administrative agency or in any judicial or administrative proceeding or as otherwise required by law or compulsory legal process (in which case the applicable Commitment Party shall use commercially reasonable efforts to promptly notify you, in advance, to the extent practicable and permitted by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over any of the Commitment Parties (in which case the applicable Commitment Party shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and permitted by law), (iv) to our respective affiliates involved in the Transactions and their and their affiliates’ respective directors, officers, employees, accountants, attorneys, agents and other professional advisors (collectively, “Representatives”) on a need-to-know basis who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to ratings agencies in connection with the Transactions, (vi) to the extent that such information is independently developed by the Commitment Parties, so long as the Commitment Parties have not otherwise breached their confidentiality obligations hereunder and have not developed such information based on information received from a third party that to their knowledge has breached confidentiality obligations owing to you, (vii) to the extent any such information becomes publicly available other than by reason of disclosure by us in breach of this provision, (vii) to the extent that such information is received by a Commitment Party or an affiliate of a Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations to you or your affiliates, (viii) for purposes of establishing a “due diligence” defense, (ix) in connection with the exercise of any remedies hereunder, any action or proceeding relating to the Commitment Documents or the enforcement of rights thereunder, or (x) with your prior written consent. The provisions of this paragraph with respect to the Commitment Parties and their respective affiliates shall automatically terminate on the earlier of (x) one year following the date of this Commitment Letter and (y) the execution of the definitive documentation for the Senior Credit Facilities (in which case, the confidentiality provisions in the definitive documentation shall supersede the provisions of this paragraph). The terms of this paragraph shall supersede all prior confidentiality or non-disclosure agreements and understandings between you and the Commitment Parties relating the Transactions.

(c) The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you (provided that you shall have been given a reasonable opportunity to review any such disclosure). Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you, the Acquired Company or your or their respective representatives relating to the Senior Credit Facilities or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

9. PATRIOT Act Notification. The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information (including, for the avoidance of doubt, a certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”)) that will allow the Commitment Parties and the other prospective Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the prospective Lenders.

10. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Company or any of your or their respective affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Commitment Parties and their affiliates (the term “Commitment Parties” as used in this Section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons. Additionally, you acknowledge that Wells Fargo Bank currently is acting as administrative agent and a lender under the Existing Credit Agreement, and your and your affiliates’ rights and obligations under any other agreement with Wells Fargo Bank or any of its affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Lead Arranger’s performance or lack of performance of services hereunder.  You hereby agree that Wells Fargo Bank and Wells Fargo Securities may render their services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of Wells Fargo Securities or Wells Fargo Bank and their affiliates, and on the other hand, Wells Fargo Securities’ and Wells Fargo Bank’s and their affiliates’ relationships with you as described and referred to in this Commitment Letter. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

11. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitment of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate at 5:00 p.m. Eastern Time) on February 19, 2019 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arranger by such time.

(b) In the event this Commitment Letter is accepted by you as provided above, the commitments and agreements of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) the consummation of the Transactions (with or without the use of the Senior Credit Facilities), (ii) the termination of the Acquisition Agreement in accordance with its terms prior to consummation of the Acquisition and (iii) 5:00 p.m. (Eastern Time) on the date that is five (5) business days after the End Date (as defined in the Acquisition Agreement as in effect on the date hereof), if the Closing Date shall not have occurred by such time.

12. Survival. The sections of this Commitment Letter relating to “Expenses”, “Indemnification”, “Confidentiality”, “Other Services”, “Survival”, “Governing Law” and “Miscellaneous” shall survive any termination or expiration of this Commitment Letter, the commitments of the Commitment Parties or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to “Syndication”, “Information,” “Confidentiality”, “Other Services”, “Survival” and “Governing Law” shall survive until the Syndication Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to “Syndication” (if the Senior Credit Facilities have been funded), “Information” (limited to the second sentence of Section 5(a) (if the Senior Credit Facilities have been funded)) and “Confidentiality”) shall, to the extent covered by the provisions of the Financing Documentation, automatically terminate and be superseded by such provisions of the Financing Documentation. You may terminate this Commitment Letter and/or all or a portion of the Commitment hereunder with respect to the Senior Credit Facilities (or any portion thereof) any time subject to the provisions of the preceding sentence and the Fee Letter.

13. Governing Law. THE COMMITMENT DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND WHETHER AS A RESULT OF ANY BREACH THEREOF YOU HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO OTHERWISE DECLINE TO CLOSE THE ACQUISITION, (Y) WHETHER A “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, AND (Z) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF THE COMMITMENT DOCUMENTS OR THE PERFORMANCE OF SERVICES THEREUNDER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14. Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement and understanding among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by any party hereto (except by the Commitment Parties as expressly set forth in Section 2 hereof or by you on the Closing Date substantially concurrently with the closing of the Transaction to the ultimate borrower under the Senior Credit Facilities without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the prospective Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile, electronic mail or other electronic means shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties, and shall remain in full force and effect and not be superseded by any other documentation unless such other documentation is signed by each of the parties hereto and expressly states that this Commitment Letter is superseded thereby. Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including the good faith negotiation of the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being understood and agreed that the funding and availability of the Senior Credit Facilities on the Closing Date are subject only to the satisfaction or waiver of the Exclusive Funding Conditions.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Emily Sutton
	Name:	Emily Sutton
	Title:	Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Adam Hyder
	Name:	Adam Hyder
	Title:	Director

Carrols

Commitment Letter

Signature Page

Agreed to and accepted as of the date first above written:

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Paul R. Flanders
	Name:	Paul R. Flanders
	Title:	Vice President and Chief Financial Officer

Carrols

Commitment Letter

Signature Page

ANNEX A

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Annex A shall have the meanings set forth in the letter to which this Annex A is attached or in Annex B or C thereto, as applicable. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof shall be determined by reference to the context in which it is used.

It is intended that:

(a) Pursuant to an Agreement and Plan of Merger (together with the exhibits and disclosures schedules thereto, the “Acquisition Agreement”), by and among Carrols Restaurant Group, Inc. (“Carrols” or “you”), a Delaware corporation, Carrols Holdco Inc., a Delaware corporation and a wholly owned subsidiary of Carrols (“NewCRG” or the “Borrower”), GRC Mergersub Inc., a Delaware corporation and a wholly owned subsidiary of NewCRG (“Carrols Merger Sub”), GRC Mergersub LLC, a Delaware limited liability company and a wholly owned subsidiary of NewCRG (“Carrols CFP Merger Sub”), Cambridge Franchise Partners, LLC (“CFP”), a Delaware limited liability company, Cambridge Franchise Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of CFP (the “LLC Member”) and New CFH, LLC, a Delaware limited liability company and a wholly owned subsidiary of the LLC Member (the “Acquired Company”), (i) Carrols Merger Sub shall be merged with and into Carrols, whereupon the separate existence of Carrols Merger Sub shall cease and Carrols shall be the surviving corporation and a wholly-owned subsidiary of NewCRG, and (ii) Carrols CFP Merger Sub shall be merged with and into the Acquired Company, whereupon the separate existence of Carrols CFP Merger Sub shall cease and the Acquired Company shall be the surviving entity and a wholly-owned subsidiary of NewCRG, in accordance with the terms thereof (the foregoing mergers, the “Acquisition”).

(b) The Borrower will obtain senior secured first-lien loan facilities described in the Term Sheet consisting of (i) the Revolving Credit Facility and (ii) the Term Loan B Facility, in each case, on the terms and conditions set forth in the Term Sheet.

(c) (i) All existing third party indebtedness for borrowed money of the Acquired Company (other than (w) any such indebtedness that the Lead Arranger and you agree may remain outstanding under the Financing Documentation or the Acquisition Agreement, (x) any such indebtedness permitted to remain outstanding under the Acquisition Agreement, (y) any such indebtedness of the Acquired Company and its subsidiaries contemplated by the Acquisition Agreement, and (z) any such indebtedness comprising ordinary course capital leases, purchase money indebtedness, equipment financings and letters of credit (the foregoing indebtedness, collectively, the “Permitted Surviving Debt”)) will be refinanced or repaid and all security interests and guarantees in connection therewith will be terminated or released and (ii) (x) the Credit Agreement, dated as of May 30, 2012, among Carrols, Wells Fargo Bank, National Association, as administrative agent (“Existing Bank Administrative Agent”) and each of the other parties thereto (as amended, restated or otherwise modified as of immediately prior to the Closing Date, the “Existing Credit Agreement”) will be repaid in full and all security interests and guarantees in connection therewith will be terminated or released (with cash collateral or other arrangements mutually agreed by the Borrower and the Existing Bank Administrative Agent being provided with respect to outstanding letters of credit and outstanding treasury management and hedging obligations then secured by such collateral and guarantees) and (y) notice of redemption shall be given for all of Carrols’ issued and outstanding 8.000% Senior Secured Second Lien Notes due 2022, governed by that certain indenture, dated April 29, 2015 (as supplemented by the Officers’ Certificate dated June 23, 2017, the “Indenture”), all security interests and guarantees in connection therewith will be terminated or released and the Indenture will be satisfied and discharged (clauses (i) and (ii), collectively, the “Refinancing”). For the avoidance of doubt, notwithstanding the foregoing exceptions, all existing third party indebtedness for borrowed money of the Acquired Company specified in Schedule 3.12(a)(vii) of the Acquisition Agreement will be refinanced or repaid and all security interests and guarantees in connection therewith will be terminated or released.

(d) The proceeds of the Senior Credit Facilities received on the Closing Date shall be applied to finance the Refinancing, the costs and expenses related to the Transactions and the Borrower’s ongoing working capital requirements and other general corporate purposes.

The transactions described above are collectively referred to herein as the “Transactions.”

Annex A – Transaction Description	1

ANNEX B

$500,000,000

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms used but not defined in this Annex B (this “Term Sheet”) shall have the meanings set forth in the commitment letter to which this Annex B is attached or in Annex A or C thereto, as applicable. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof shall be determined by reference to the context in which it is used.

Borrower:	Carrols Holdco Inc., a Delaware corporation (the “Borrower”).

Sole Lead Arranger and Sole Bookrunner:	Wells Fargo Securities, LLC will act as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”).

Lenders:	Wells Fargo Bank, National Association and a syndicate of financial institutions and other entities (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent and Issuing Bank:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent” or the “Issuing Bank”, as the case may be).

Senior Credit Facilities:

Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $500.0 million, such Senior Credit Facilities to consist of:

(a)           Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $100.0 million (the “Revolving Credit Facility”) (with a subfacility for standby letters of credit (each, a “Letter of Credit”) in a maximum amount to be mutually determined and on customary terms and conditions). Letters of Credit will be issued by the Issuing Bank and each Lender with a commitment under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit. Letters of Credit may be issued on the Closing Date in the ordinary course of business and to replace or provide credit support for any existing letters of credit (including by “grandfathering” such existing letters of credit into the Revolving Credit Facility).

(b)           Term Loan B Facility. A term loan facility in an aggregate principal amount of $400.0 million (the “Term Loan B Facility”).

Use of Proceeds:

The proceeds of the Term Loan B Facility will be used to finance (a) the Refinancing and (b) the payment of fees and expenses incurred in connection with the Transactions.

The proceeds of the Revolving Credit Facility will be used to finance (a) the Refinancing, (b) the payment of fees and expenses incurred in connection with the Transactions, and (c) ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries, including permitted acquisitions, and required expenditures under development agreements (including those with Burger King and Popeye’s).

Annex B – Term Sheet	1

Availability:

The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below).

The Term Loan B Facility will be available only in a single draw of the full amount of the Term Loan B Facility on the Closing Date.

Incremental Term Loans/ Revolving Facility Increases:	After the Closing Date, the Borrower will be permitted to incur (a) additional term loans under a new term facility that will be included in the Term Loan B Facility (each, an “Incremental Term Loan”) and/or (b) increases in the Revolving Credit Facility (each, a “Revolving Facility Increase”; the Incremental Term Loans and any Revolving Facility Increase are collectively referred to as “Incremental Facilities”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases not to exceed the sum of (a) the greater of (i) $135.0 million and (ii) 100% of Consolidated EBITDA (as defined in accordance with the Documentation Principles) of the Borrower and its subsidiaries for the four consecutive fiscal quarters most recently ended for which financial statements have been delivered to the Lenders (“LTM Consolidated EBITDA”) less any amount applied pursuant to clause (a)(v) under “Negative Covenants”, (b) all voluntary prepayments, repurchases, redemptions and other retirements of the Term Loan B Facility, any Incremental Term Loans, any Incremental Equivalent Debt (as defined below) secured on a pari passu basis with the Term Loan B Facility made prior to such date of occurrence (other than voluntary prepayments, repurchases, redemptions and other retirements and voluntary commitment reductions to the extent funded by a refinancing with long-term funded indebtedness (other than revolving loans)) and (c) an unlimited amount at any time (including at any time prior to utilization of amounts set forth in clause (a) and (b) above), subject to, in the case of this clause (c) only, (1) in the case of indebtedness secured on a pari passu lien basis with the Term Loan B Facility, pro forma compliance with a First Lien Net Leverage Ratio (as defined below) of not greater than 3.00 to 1.00, (2) in the case of indebtedness secured on a junior lien basis to the Term Loan B Facility, pro forma compliance with a Secured Net Leverage Ratio (as defined below) of not greater than 4.25 to 1.00 and (3) in the case of unsecured indebtedness, pro forma compliance with a Total Net Leverage Ratio (as defined below) of not greater than 4.75 to 1.00, in each case of this clause (c), after giving pro forma effect to any acquisition, investment or other specified transaction consummated in connection therewith and all other permitted pro forma adjustment (the amounts under the foregoing clauses (a) and (b), the “Free and Clear Incremental Amount” and the amounts under the foregoing clause (c) (the “Incurrence-Based Incremental Amount”, and together with the Free and Clear Incremental Amount, the “Available Incremental Amount”). The Borrower may elect to use the Incurrence-Based Incremental Amount prior to the Free and Clear Incremental Amount or any combination thereof, and any portion of any Incremental Facility incurred in reliance on the Free and Clear Incremental Amount may be reclassified, as the Borrower may elect from time to time, as incurred under the Incurrence-Based Incremental Amount if the Borrower meets the applicable ratio for the Incurrence Based Incremental Amount at such time on a pro forma basis.

Annex B – Term Sheet	2

provided that (i) subject to clause (v) below, no event of default exists immediately prior to or after giving effect thereto, (ii) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan or Revolving Facility Increase, (iii) the maturity date of any such Incremental Term Loan shall be no earlier than the then latest Term Loan B Maturity Date (as defined below), the weighted average life of such Incremental Term Loan shall be no shorter than the then remaining weighted average life of the last maturing loans under the Term Loan B Facility and any such Incremental Term Loans that are secured on a pari passu basis with respect to the Term Loan B Facility may participate on a pro rata or less than pro rata (but not greater than pro rata) basis with respect to mandatory prepayments, (iv) the interest rate margins and (subject to clause (iii)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term Loan secured on a pari passu lien basis with the initial Term Loan B Facility established on or prior to the date that is 12 months after the Closing Date is higher than the interest rate margins for the Term Loan B Facility (as determined by the Administrative Agent) by more than 50 basis points, then the interest rate margins for the Term Loan B Facility shall be increased to the extent necessary so that such interest rate margins is equal to the interest rate margins for such Incremental Term Loan minus 50 basis points; provided, further, that in determining the interest rate margins applicable to the Incremental Term Loan and the Term Loan B Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID, with OID being equated to interest based on assumed four-year life to maturity) payable by the Borrower to the Lenders under the Term Loan B Facility or any Incremental Term Loan in the initial primary syndication thereof shall be included and the effect of any and all interest rate floors shall be included and (y) customary arrangement or commitment fees payable to the Lead Arranger (or its affiliates) in connection with the Term Loan B Facility or to one or more arrangers (or their affiliates) of any Incremental Term Loan shall be excluded, (v) in connection with any acquisition, investment or irrevocable repayment, repurchase or redemption there shall be no requirement for the Borrower to satisfy any of the conditions listed under “Conditions to all other Borrowings” below (including the absence of any default or event of default or the bring-down of the representations and warranties) or clause (i) above, instead the conditions may be limited to (A) absence of payment or bankruptcy event of default and (B) accuracy of customary “specified representations” (in an acquisition or investment, conformed as necessary to apply only to such acquisition or investment and the acquired business), in each case, subject to the provisions set forth below in connection with Limited Condition Acquisitions, and, in the case of clause (B), as may be waived or modified in scope by the lenders providing the Incremental Facilities, (vi) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan B Facility, will be reasonably satisfactory to the Administrative Agent and the Borrower, and (vii) each such Revolving Facility Increase shall have the same terms, other than interest rate, unused fees and upfront fees, as the Revolving Credit Facility; provided that in the event that the interest rate margins or unused fees for any Revolving Facility Increase (as determined by the Administrative Agent) are higher than the interest rate margins or unused fees for the Revolving Credit Facility (as determined by the Administrative Agent), then the interest rate margins or unused fees for the Revolving Credit Facility shall be increased to the extent necessary so that such interest rate margins or unused fees, as applicable, are equal to the interest rate margins or unused fees, as applicable, for such Revolving Facility Increase; provided, further, that in determining the interest rate margins applicable to the Revolving Facility Increase and the Revolving Credit Facility (x) upfront fees payable by the Borrower to the Lenders under the Revolving Credit Facility or any Revolving Facility Increase in the initial primary syndication thereof (with such upfront fees being equated to interest based on assumed four-year life to maturity) shall be included and the effects of any and all interest rate floors shall be included and (y) all customary arrangement or commitment fees payable to the Lead Arranger (or its affiliate) in connection with the Revolving Credit Facility or to one or more arrangers (or their affiliates) of any Revolving Facility Increase shall be excluded.

Incremental Term Loans and Revolving Facility Increases will have the same Guarantees (if any) from the Guarantors and will be unsecured or secured on a pari passu or junior basis by the same Collateral as the other Senior Credit Facilities and, if junior lien or unsecured, will be incurred as Incremental Equivalent Debt (as defined below) pursuant to a separate facility.

Annex B – Term Sheet	3

The proceeds of any Incremental Term Loans and Revolving Facility Increases will be as agreed between the Borrower and the lenders providing such Incremental Facility and may be used for general corporate purposes of the Borrower and its subsidiaries (including permitted acquisitions and any other purpose not prohibited by the Financing Documentation).

In addition, the Borrower may, in lieu of adding Incremental Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt. “Incremental Equivalent Debt” means indebtedness in an amount not to exceed the then Available Incremental Amount incurred by the Borrower or any Guarantor consisting of the issuance or incurrence of senior secured first lien or junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes, in each case in respect of the issuance of notes issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt in each case, to the extent secured, subject to customary intercreditor terms to be consistent with the Documentation Principles and to be set forth in the Financing Documentation; provided that (a) such Incremental Equivalent Debt shall not be subject to the requirements set forth in clauses (iv) (other than Incremental Equivalent Debt consisting of term loans secured on a pari passu lien basis with the initial Term Loan B Facility), (v) (other than the absence of an event of default), (vi) and (vii) and (b) clause (iii) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility so long as the long-term debt into which any such customary bridge facility is to be converted satisfies such clause.

In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries in connection with a permitted acquisition (a “Limited Condition Acquisition”), at the Borrower’s option, the relevant ratios and baskets shall be determined as of the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and calculated as if the Limited Condition Acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with determining whether the calculation of any ratio or basket with respect to the incurrence of any debt or liens, or the making of any investments, restricted payments, prepayments of subordinated debt, asset sales, fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary in connection with such Limited Condition Acquisition is permitted on or following such date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such acquisition is terminated, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated as if they occurred at the beginning of the applicable test period; provided further that, notwithstanding the foregoing, any calculation of a ratio or basket not in connection with such Limited Condition Acquisition that is made prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date the definitive agreement for such acquisition is terminated in connection with (x) determining whether or not the Borrower is in compliance with the financial covenants shall be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of indebtedness) have not been consummated, (y) determining whether the Borrower or its restricted subsidiaries may make a restricted payment shall be calculated (and required to comply with each of the following) (1) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of indebtedness and the use of proceeds thereof) have been consummated and (2) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of indebtedness and the use of proceeds thereof) have not been consummated and (z) calculating restricted payments, the Consolidated Net Income and Consolidated EBITDA (or similar metric) of the target of any such acquisition shall not be included. For the avoidance of doubt, if any of such ratios are exceeded as a result of fluctuations in such ratio including due to fluctuations in Consolidated EBITDA of the Borrower or the person subject to such acquisition or investment, at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; provided that if such ratios improve as a result of such fluctuations, such improved ratios may be utilized.

Annex B – Term Sheet	4

In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision which requires that no default, event of default or specified event of default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no default, event of default or specified event of default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into.

“First Lien Net Leverage Ratio” shall mean the ratio of (i) consolidated indebtedness for borrowed money, capitalized lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its restricted subsidiaries, in each case solely to the extent secured, in whole or in part, by first priority liens pari passu with the initial Term Loan B Facility on the Collateral, minus unrestricted cash and cash equivalents, to (ii) LTM Consolidated EBITDA.

“Secured Net Leverage Ratio” shall mean the ratio of (i) consolidated indebtedness for borrowed money, capitalized lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its restricted subsidiaries, in each case solely to the extent secured, in whole or in part, by liens on the Collateral, minus unrestricted cash and cash equivalents, to (ii) LTM Consolidated EBITDA.

“Total Net Leverage Ratio” shall mean the ratio of (i) consolidated indebtedness for borrowed money, capitalized lease obligations and purchase money debt as reflected on the balance sheet of the Borrower and its restricted subsidiaries, minus unrestricted cash and cash equivalents, to (ii) LTM Consolidated EBITDA.

“Interest Coverage Ratio” shall mean ratio of (i) LTM Consolidated EBITDA to (ii) (A) consolidated interest expense (excluding (1) amortization of deferred financing fees, (2) expenses arising from financing fees, (3) expenses arising from the discounting of indebtedness in connection with the application of recapitalization and/or acquisition accounting, (4) penalties and interest relating to taxes and (5) non-cash interest expense attributable to movements in the mark-to-market valuation of hedging or other derivative obligations and/or any payment obligation arising under any hedge agreement or other derivative instrument (other than interest rate hedge agreements or other derivative instruments)) minus (B) interest income.

Documentation:

The documentation for the Senior Credit Facilities will include, among other items, a credit agreement, guarantees and appropriate pledge, security and other collateral documents (collectively, the “Financing Documentation”), and shall:

(a) be negotiated in good faith to finalize the Financing Documentation, giving effect to the Limited Conditionality Provision and be based on the form of the Existing Credit Agreement; provided that (i) except as may be set forth herein and as adjusted for customary term loan B transactions, the financial and accounting definitions, the basket sizes, the materiality thresholds and qualifiers in the Financing Documentation shall be no worse, taken as a whole, than the corresponding provisions in the Existing Credit Agreement and the other provisions shall give due regard to the Existing Credit Agreement and (ii) such Financing Documentation shall contain the terms and conditions set forth in this Term Sheet and, to the extent any terms are not set forth in this Term Sheet, shall otherwise contain such other terms as are usual and customary for credit facilities for comparably rated companies in a similar industry, consistent with the operational requirements of the Borrower and its subsidiaries in light of their size, cash flow, industry business, business practices, capital structure and shall contain such modifications as the Borrower and the Lead Arranger shall mutually agree;

Annex B – Term Sheet	5

(b) contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default and other terms and conditions expressly set forth in this Term Sheet (subject only to the exercise of any “market flex” expressly provided for in the Fee Letter), in each case, applicable to the Borrower and its restricted subsidiaries, with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles;

(c) with respect to certain exceptions and thresholds to be agreed that are subject to a monetary cap and certain “baskets” to be agreed that specify a dollar-denominated amount, include a “grower” component (a “Grower Component”) (regardless of whether any such exceptions, thresholds or “baskets” specified in this Term Sheet refer to Grower Components) based on, at the election of the Borrower prior to the launch of general retail syndication, a percentage of consolidated total assets or a percentage of LTM Consolidated EBITDA, in each case, that is substantially equivalent to the initial monetary cap;

(d) in the event that any action or transaction meets the criteria of one or more than one of the categories of exceptions, thresholds or baskets pursuant to any applicable negative covenants (to the extent relating to indebtedness, liens and investments) or the Incremental Facilities provisions, permit such action or transaction (or portion thereof) to be divided and classified under one or more of such exceptions, thresholds or baskets as the Borrower may elect, including classifying any utilization of fixed (subject to Grower Components) exceptions, thresholds or baskets (“fixed baskets”) as incurred under any available incurrence-based exception, threshold or basket (“incurrence-based baskets”) (including reclassifying amounts under the Free and Clear Incremental Amount to the Incurrence-Based Incremental Amount); and

(e) in the event any fixed baskets are intended to be utilized together with any incurrence-based baskets in a single transaction or series of related transactions (including utilization of the Free and Clear Incremental Amount and the Incurrence-Based Incremental Amount), provide that (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of such indebtedness or other applicable transaction or action to be incurred under any incurrence-based baskets shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets, but giving full pro forma effect to all applicable and related transactions (including, subject to the foregoing with respect to fixed baskets, any incurrence and repayments of indebtedness) and all other permitted pro forma adjustments, and (ii) thereafter, incurrence of the portion of such indebtedness or other applicable transaction or action to be incurred under any fixed baskets shall be calculated.

The foregoing provisions are collectively referred to as the “Documentation Principles.”

Annex B – Term Sheet	6

Guarantors:	The obligations of (a) the Borrower under the Senior Credit Facilities and (b) any Credit Party (as defined below) under any hedging agreements and under any treasury management arrangements entered into between such Credit Party and any counterparty that is the Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by the Borrower (other than with respect to its direct Secured Obligations as a primary obligor (as opposed to a guarantor) under the Financing Documents) and, except to the extent and for so long as prohibited or restricted by applicable law whether on the Closing Date or thereafter, or would require or be subject to any governmental authority or regulatory third party consent or approval, or would be prohibited or restricted by contract permitted by the Financing Documents existing on the Closing Date or, with respect to subsidiaries acquired after the Closing Date, by contract permitted by the Financing Documents existing when such subsidiary was acquired and not in contemplation of such acquisition, in each case, so long as the prohibition has been identified to the Administrative Agent in writing, prior to the Closing Date (or, with respect to subsidiaries acquired after the Closing Date, promptly following the acquisition thereof), each existing and subsequently acquired or formed direct and indirect domestic restricted subsidiary of the Borrower, including Carrols Restaurant Group, Inc. and the Acquired Company (each a “Guarantor”; such guarantee being referred to as a “Guarantee”); provided that Guarantees will not be required by (i) any domestic subsidiary of a foreign subsidiary of the Borrower that is a “controlled foreign corporation” for U.S. federal income tax purposes (a “CFC”), (ii) any subsidiary that owns no material assets other than equity interests of foreign subsidiaries that are CFCs (a “FSHCO”), (iii) any unrestricted subsidiaries, (iv) captive insurance companies, (v) not-for-profit subsidiaries, (vi) certain special purpose entities to be agreed by the Borrower and the Administrative Agent, (vii) immaterial subsidiaries (to be defined in a manner to be agreed), (viii) any subsidiary where the Administrative Agent and the Borrower agree the cost of obtaining a guarantee by such subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby and (ix) any other subsidiary mutually agreed by the Borrower and the Administrative Agent). The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Annex B – Term Sheet	7

Security:

The Secured Obligations will be secured by valid and perfected first priority (subject to certain customary exceptions satisfactory to the Administrative Agent and set forth in the Financing Documentation) security interests in and liens on all of the following (collectively, the “Collateral”):

(a)      100% of the equity interests of all present and future subsidiaries of any Credit Party; provided that the equity interests of any subsidiary that is a CFC or a FSHCO will be limited to 65% of the voting equity interests and 100% of any non-voting equity interests of any such subsidiary that is a first-tier subsidiary of any Credit Party;

(b)      All of the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash);

(c)      If the aggregate fair market value of all fee-owned real property (not including properties that are excluded in the Existing Credit Agreement (the “Excluded Properties”)) consisting of restaurants in operation for at least 12 months (the “Development Period”) exceeds $5.0 million (the “Subject Properties”), then mortgages and related deliverables will be provided on terms to be agreed; it being understood that, in the event such threshold is exceeded, the Borrower may choose which Subject Properties shall become subject to such mortgages and related deliverables, upon reasonable approval by the Administrative Agent, so long as, after giving effect thereto, the aggregate fair market value of all Subject Properties shall be less than or equal to $5.0 million; and

(d)      All products, profits and proceeds of the foregoing.

Annex B – Term Sheet	8

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any leasehold interest in real property (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) any motor vehicles and other assets subject to certificates of title, except to the extent perfected by filing of a Uniform Commercial Code financing statement (iii) all commercial tort claims below a threshold to be agreed, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law, other than proceeds and receivables thereof, (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law, other than proceeds and receivables thereof, (vi) margin stock, (vii) any lease, license or agreement (including any Franchise Agreement (to be defined in the Financing Documentation in a manner consistent with the Documentation Principles) or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement (including any Franchise Agreement) or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Credit Party or subsidiary thereof) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, (viii) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (ix) any intent-to-use application trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law and (x) assets where the Administrative Agent and the Borrower agree the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby. Further, no actions in any non-U.S. jurisdiction shall be required in order to create or perfect any security interests in any assets located or titled outside of the U.S. (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

Notwithstanding the foregoing, (a) no control agreements or other control arrangements shall be required with respect to cash, deposit accounts or securities accounts, (b) immaterial notes and other evidence of immaterial indebtedness shall not be required to be delivered, (c) the requirements of the preceding two paragraphs as of the Closing Date shall be subject to the Limited Conditionality Provision, and (d) the exercise of certain rights and remedies in respect of the security interests in the Collateral shall be subject to the Burger King Rights (as defined in the Existing Credit Agreement or any security agreement executed in connection therewith) and the Popeye’s Rights (to be defined in a similar manner consistent with the Documentation Principles) similar to the manner set forth in the security agreement executed in connection with the Existing Credit Agreement.

Annex B – Term Sheet	9

Final Maturity:

The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The final maturity of the Term Loan B Facility will occur on the seventh anniversary of the Closing Date (the “Term Loan B Maturity Date”).

Amortization:

Revolving Credit Facility: None.

Term Loan B Facility: The Term Loan B Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan B Facility with the remainder due on the Term Loan B Maturity Date.

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments:

Revolving Credit Facility: None, subject to customary prepayment requirements if borrowings under the Revolving Credit Facility exceed the commitments thereunder.

Term Loan B Facility: Subject to the next paragraph, the Term Loan B Facility will be required to be prepaid with:

(a)   100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation by the Borrower or any of its restricted subsidiaries);

(b)   100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its restricted subsidiaries (including the issuance by any such restricted subsidiary of any of its equity interests) in excess of an amount to be agreed, with step-downs to 50% if the First Lien Net Leverage Ratio is equal to or less than 2.75 to 1.00 and 25% if the First Lien Net Leverage Ratio is equal to or less than 2.50 to 1.00, subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) within 15 months and, if so committed to reinvestment, reinvested no later than six months after the end of such 15-month period, and other exceptions to be agreed upon; provided that no event of default has occurred and is continuing; and

(a)   50% of Excess Cash Flow (to be defined in the Financing Documentation consistent with the Documentation Principles), for each fiscal year of the Borrower (commencing with the fiscal year ending on or about December 31, 2020) (subject to dollar-for-dollar credit (not to exceed the amount of cash actually spent) for any voluntary prepayments, repurchases or redemptions of the loans under the Term Loan B Facility, the Revolving Credit Facility, any Incremental Facilities, any Incremental Equivalent Debt, and any Refinancing Facilities and any Additional First Lien Debt (accompanied by a corresponding permanent reduction in the aggregate commitment in the case of voluntary prepayments of loans under the Revolving Credit Facility, any revolving Refinancing Facility or any revolving Additional First Lien Debt), in each case, secured on a pari passu basis with the Term Loan B Facility and repurchased or redeemed on a pro rata basis or less than pro rata basis with the Term Loan B Facility (but, in each case, excluding prepayments, repurchases or redemptions to the extent funded with the proceeds of long-term funded indebtedness (other than revolving loans)), will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis; with step-downs to 25% if the First Lien Net Leverage Ratio is equal to or less than 2.75 to 1.00 and 0% if the First Lien Net Leverage Ratio is equal to or less than 2.50 to 1.00.

All such mandatory prepayments will be applied as between and within series, classes or tranches of outstanding loans under the Term Loan B Facility and any Incremental Term Loans that are secured on a pari passu basis on a pro rata basis, except that as set forth under “Incremental Term Loans/Revolving Facility Increases,” the lenders under any Incremental Term Loan may elect, as of the time of incurrence thereof, to receive less than their pro rata share thereof. Mandatory prepayments of the term loans shall be applied to scheduled installments thereof in direct order of maturity (without premium or penalty), unless otherwise directed by the Borrower; provided that the Financing Documentation shall provide that in the case of mandatory prepayments pursuant to clauses (a) or (b) above, a ratable portion of such mandatory prepayment may be applied to redeem, prepay or offer to purchase any permitted first lien indebtedness secured on a pari passu lien basis with the Term Loan B Facility (collectively, “Additional First Lien Debt”), in each case if required under the terms of the applicable documents governing such Additional First Lien Debt.

Annex B – Term Sheet	10

Mandatory prepayments in clauses (a) and (b) above shall be subject to limitations to the extent required to be made from cash at non-U.S. restricted subsidiaries, the repatriation of which after use of commercially reasonable efforts would result in material adverse tax consequences to the Borrower, or any of its direct or indirect subsidiaries (as reasonably determined by the Borrower in good faith) or would be prohibited or restricted by applicable law (including repatriation of any cash).

The Financing Documentation will provide customary provisions pursuant to which any Lender may elect not to accept any mandatory prepayment described in clauses (b) and (c) above, with such amount to be retained by the Borrower and such amount may be applied to increase the cumulative “builder” or “growth” basket component of the Available Amount (as defined below).

Optional Prepayments and Commitment Reductions:	Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs and any premium described under the “Call Premium” section below). Any optional prepayment of the Term Loan Facility or any Incremental Term Loan Facility will be applied as directed by the Borrower.

Call Premium:

If, on or prior to the date that is six months after the Closing Date, a Repricing Transaction (as defined below) occurs, the Borrower will pay a premium (the “Call Premium”) in an amount equal to 1.0% of the principal amount of loans under the Term Loan B Facility subject to such Repricing Transaction.

As used herein, the term “Repricing Transaction” shall mean (a) any prepayment or repayment of loans under the Term Loan B Facility with the proceeds of, or any conversion of loans under the Term Loan B Facility into, any new or replacement bank indebtedness bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and OID) less than the “effective yield” applicable to the loans under the Term Loan B Facility subject to such event (as such comparative yields are determined by the Administrative Agent) and (b) any repricing of the loans under the Term Loan B Facility (whether pursuant to an amendment, amendment and restatement, mandatory assignment or otherwise) which reduces the “effective yield” applicable to all or a portion of the loans under the Term Loan B Facility (as determined by the Administrative Agent) (it being understood that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions), in each case, other than in connection with the consummation of an acquisition not permitted under the Financing Documentation, an initial public offering or the occurrence of a change in control (so long as the primary purpose of the prepayment or repayment of, or amendment to the loans under the Term Loan B Facility in connection therewith is not to reduce the “effective yield” applicable to the loans under the Term Loan B Facility as certified by a financial officer of the Borrower in a certificate to the Administrative Agent (on which the Administrative Agent is expressly permitted to rely)).

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Conditions to All Other Extensions of Credit:	Each extension of credit under the Senior Credit Facilities after the Closing Date, except to the extent otherwise permitted or provided in the “Incremental Term Loans/ Revolving Facility Increases” section above and subject to the provisions in respect of Limited Condition Acquisitions, will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date, and (b) after the initial funding on the Closing Date, no default or event of default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:

Limited to the following representations and warranties (which will be applicable to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions consistent with the Documentation Principles): financial statements; absence of any Material Adverse Effect (as defined below); organizational and legal status; capital structure as of the Closing Date; compliance with all applicable laws and regulations; the PATRIOT Act; organizational power and authority; enforceability; no conflict with laws or organizational documents; no default; absence of material litigation; the Investment Company Act; Regulations T, U and X; ERISA; environmental regulations and liabilities; environmental laws; use of proceeds; subsidiaries, joint ventures, partnerships; ownership; necessary consents and approvals; taxes; intellectual property; ownership of properties; solvency of the Borrower and its subsidiaries, taken as a whole, on the Closing Date; FCPA; brokers’ fees; labor matters; accuracy of disclosure; material contracts; insurance; creation, validity, perfection and priority of liens; classification of senior indebtedness; anti-terrorism laws; OFAC; payment of obligations; franchise agreements; flood hazard determinations and flood hazard insurance; and accuracy of the Beneficial Ownership Certificate (as defined below).

The representations and warranties shall be subject to materiality and Material Adverse Effect qualifiers consistent with Documentation Principles.

Annex B – Term Sheet	12

“Material Adverse Effect” means (a) with respect to the Acquired Company and its subsidiaries on the Closing Date, a Material Adverse Effect (as defined in the Acquisition Agreement), (b) with respect to Carrols and its subsidiaries on the Closing Date and the Borrower and its subsidiaries after the Closing Date, a material adverse effect on (i) the business, assets, financial condition or results of operations, in each case, of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Senior Agent under the Financing Documentation, (iii) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Financing Documentation or (iv) the validity or enforceability of the Financing Documentation.

Affirmative Covenants:

Limited to the following affirmative covenants (which will be applicable to the Borrower and its restricted subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed and consistent with the Documentation Principles): financial reporting (including annual audited and quarterly (for the first three fiscal quarters of each fiscal year) unaudited financial statements (in each case, accompanied by customary compliance certificates and management discussion and analysis) and annual updated budgets); updated schedules and other information; use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts; maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; notices of defaults, litigation and other material events; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA and the PATRIOT Act); a customary certificate in connection with the Beneficial Ownership Regulation (“Beneficial Ownership Certificate”); management letters; use of commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case with respect to the Borrower, and a public rating of the Senior Credit Facilities by each of S&P and Moody’s (but, in each case, not to maintain a specific rating); additional Guarantors and Collateral; other collateral matters; further assurances (including, without limitation, with respect to security interests in after-acquired property); right of the Lenders to inspect property and books and records; designation of unrestricted subsidiaries; and new restaurants and franchise agreements.

The affirmative covenants shall be subject to materiality and Material Adverse Effect qualifiers consistent with Documentation Principles.

Annex B – Term Sheet	13

Negative Covenants:

Limited to the following negative covenants (which will be applicable to the Borrower and its subsidiaries and be subject to materiality thresholds and exceptions to be mutually agreed and consistent with the Documentation Principles): limitation on debt (including disqualified equity interests); limitation on liens; limitation on altering nature of business; limitation on fundamental changes and asset sales and other dispositions; limitation on loans, advances, acquisitions and other investments; limitation on transactions with affiliates; limitation on ownership of subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on amendment of organizational documents and material contracts; sale-leaseback transactions; limitation on dividends, distributions, redemptions and repurchases of equity interests; limitation on prepayments, redemptions and purchases of debt that is expressly subordinated, junior lien and unsecured debt (collectively, “Junior Debt”); limitation on dividend and other payment restrictions affecting subsidiaries; no further negative pledges; notwithstanding any other exceptions to the lien covenant, no consensual liens on any fee-owned real property during the Development Period; and compliance with OFAC rules and regulations. Baskets and exceptions to the foregoing covenants will include (but not be limited to) the following:

(a)(i) indebtedness not to exceed the greater of (x) $20.0 million and (y) 15% of LTM Consolidated EBITDA; (ii) secured indebtedness subject to (x) in the case of any first lien indebtedness secured by the Collateral incurred on a pari passu basis with the Senior Credit Facilities, pro forma compliance with a First Lien Net Leverage Ratio of not greater than 3.00 to 1.00 (such indebtedness, “First Lien Ratio Debt”) and (y) in the case of indebtedness secured by the Collateral incurred on a junior lien basis to the Term Facility, pro forma compliance with a Secured Net Leverage Ratio of not greater than the 4.25 to 1.00 (such indebtedness, “Junior Secured Ratio Debt”; together with the First Lien Ratio Debt, the “Secured Ratio Debt”), subject in the case of each of clauses (x) and (y) to (A) no event of default having occurred or continuing after giving effect to such incurrence and the application of proceeds thereof (subject to the provisions in respect of Limited Condition Acquisitions) (B) customary maturity and weighted average life limitations consistent with such restrictions on the Incremental Facilities, (C) such indebtedness shall not be guaranteed by any guarantors that do not guarantee the Senior Credit Facilities and, in the case of secured indebtedness, shall not be secured by any collateral not securing the Senior Credit Facilities, (D) in the case of term loans secured on a pari passu basis with the Term Loan B Facility, subject to the “MFN” provisions applicable to Incremental Facilities and (E) subject to an acceptable intercreditor agreement to be set forth in the Financing Documentation; (iii) unsecured, senior subordinated or subordinated indebtedness, or other indebtedness not secured by all or any portion of the Collateral (such indebtedness, “Unsecured Ratio Debt”; together with the Secured Ratio Debt, “Ratio Debt”), subject to (w) pro forma compliance with a Total Net Leverage Ratio of not greater than 4.75 to 1.00, (x) no event of default having occurred or continuing after giving effect to such incurrence and the application of proceeds thereof (subject to the provisions in respect of Limited Condition Acquisitions), (y) customary maturity and weighted average life limitations and (z) a sublimit to be agreed for non-Guarantor subsidiaries; (iv) purchase money indebtedness and capital leases in an aggregate outstanding principal amount not to exceed the greater of (x) $27.0 million and (y) 20.0% of LTM Consolidated EBITDA; and (v) indebtedness in an amount not greater than the Free and Clear Incremental Amount not used, in each case subject to similar limitations as set forth in clause (a)(i) above;

Annex B – Term Sheet	14

(b)(i) liens not to exceed the greater of (x) $20.0 million and (y) 15% of LTM Consolidated EBITDA; (ii) liens securing (x) indebtedness permitted pursuant to clause (a)(i)(x) above, including, pro forma compliance with a First Lien Net Leverage Ratio of 3.00 to 1.00 or (y) indebtedness permitted pursuant to clause (a)(i)(y) above, including pro forma compliance with a Secured Net Leverage Ratio of not greater than 4.25 to 1.00, in each case subject to the limitations applicable to clause (a)(ii) above;

(c)(i) restricted payments not to exceed the greater of (x) $27.0 million and (y) 20% of LTM Consolidated EBITDA (shared with permitted investments and prepayments of Junior Debt under clause (d)(i) and (e)(i), respectively); (ii) unlimited restricted payments (A) subject to pro forma compliance with a Total Net Leverage Ratio of not greater than 2.50 to 1.00 and (B) so long as no event of default has occurred and is continuing (or would result therefrom); (iii) restricted payments consisting of regular quarterly dividends in amount to be agreed; and (iv) restricted payments from a cumulative “builder” or “growth” basket (the “Available Amount”) (shared with permitted investments and prepayments of Junior Debt pursuant to clause (d)(iv) and (e)(iii), respectively, below) of (x) $27.0 million plus (y) retained Excess Cash Flow (to the extent greater than zero) (this clause (y), the “Growth Amount”) plus (z) certain other usual and customary items as set forth in the Financing Documentation; provided that (A) no default or event of default has occurred and is continuing (or would result therefrom) and (B) in the case of the Growth Amount, pro forma compliance with a Total Net Leverage Ratio of not greater than 3.00 to 1.00;

(d)(i) permitted investments not to exceed the greater of (x) $27.0 million and (y) 20% of LTM Consolidated EBITDA (shared with restricted payments and prepayments of Junior Debt under clause (c)(i) and (e)(i), respectively); (ii) permitted investments constituting Permitted Acquisitions (to be defined in the Financing Documentation); (iii) unlimited permitted investments (A) subject to pro forma compliance with a Total Net Leverage Ratio of not greater than 3.00 to 1.00 and (B) so long as no event of default has occurred and is continuing (or would result therefrom), subject to the provisions in respect of Limited Condition Acquisitions; and (iv) permitted investments using the Available Amount (shared with the amounts utilized under the Available Amount under for restricted payments and prepayments of Junior Debt under clauses (c)(iv) and (e)(iii), respectively; provided that no default or event of default has occurred and is continuing (or would result therefrom), subject to the provisions in respect of Limited Condition Acquisitions;

Annex B – Term Sheet	15

(e)(i) subject to compliance with the mandatory prepayment requirements with the proceeds thereof, asset sales and other dispositions of property (subject to customary exceptions, thresholds and reinvestment rights) on an unlimited basis for fair market value as long as at least 75% of the consideration in excess of an amount to be determined consists of cash or cash equivalents (subject to customary exceptions to the cash consideration requirement, including a basket for non-cash consideration that may be designated as cash consideration), and (ii) dispositions of non-core after-acquired assets, in each case under this clause (e), so long as no event of default has occurred and is continuing (or would result therefrom); and

(f)(i) prepayments of Junior Debt not to exceed the greater of (x) $27.0 million and (y) 20% of LTM Consolidated EBITDA (shared with restricted payments and permitted investments under clause (c)(i) and (d)(i), respectively); (ii) unlimited prepayments of Junior Debt (A) subject to pro forma compliance with a Total Net Leverage Ratio of not greater than 2.50 to 1.00 and (B) so long as no event of default has occurred and is continuing (or would result therefrom); and (iii) prepayments of Junior Debt from the Available Amount (shared with the amounts utilized under the Available Amount under for restricted payments and permitted investments under clauses (c)(iv) and (d)(iv), respectively; provided that (A) no default or event of default has occurred and is continuing (or would result therefrom) and (B) in the case of the Growth Amount, pro forma compliance with a Total Net Leverage Ratio of not greater than 3.00 to 1.00.

Financial Covenants:

Term Loan B Facility: None

Revolving Credit Facility: Maximum Total Net Leverage not to exceed 4.75 to 1.00.

The financial covenant will be tested quarterly and apply to the Borrower and its subsidiaries on a consolidated basis, with definitions to be mutually agreed upon.

Annex B – Term Sheet	16

The definition of Consolidated EBITDA shall be defined in a manner consistent with the Documentation Principles and, in any event, shall include, without limitation, (a) usual and customary add-backs with respect to restaurant openings; (b) cost savings, operating expense reductions and synergies related to the Transactions and to mergers and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements, cost savings initiatives and other similar initiatives (including newly completed modifications and renegotiation of contracts and other arrangements) and other “specified transactions” that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been either taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 18 months after such transaction, in each case, (i) calculated on a “run rate” basis such that the full recurring benefit associated therewith is taken into account without double counting the amount of actual benefits realized in connection therewith and (ii) subject to an aggregate cap for this clause (b) of 25% of LTM Consolidated EBITDA; (c) restructuring and related charges; (d) costs and expenses incurred in connection with the Transactions, permitted acquisitions and other transactions permitted by the Financing Documentation (whether or not consummated); (e) adjustments, exclusions and add-backs in the Existing Credit Agreement; and (f) such other adjustments, exclusions and add-backs consistent with the Documentation Principles.

Unrestricted Subsidiaries	The Financing Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently redesignate any such unrestricted subsidiary as a restricted subsidiary; provided that, after giving effect to such designation, no event of default has occurred and is continuing. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Financing Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Financing Documentation.

Annex B – Term Sheet	17

Events of Default:	Limited to the following events of default (with materiality thresholds, exceptions and cure periods to be mutually agreed consistent with the Documentation Principles): non-payment of obligations; inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt (including hedging agreements); bankruptcy or insolvency; material judgments; impairment of security; ERISA; change of control; actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation; subordinated debt; uninsured loss; and material default under Franchising Agreements; provided that, notwithstanding anything to the contrary in the Financing Documentation, a breach of the Financial Covenant or any financial covenant under any revolving Refinancing Facility will not constitute an Event of Default for purposes of the Term Loan B Facility or any Incremental Term Loan (or any other facility, other than the Revolving Credit Facility or revolving Refinancing Facility, as applicable), and the Lenders under the Term Loan B Facility, any Incremental Term Loan or any other facility (other than the Revolving Credit Facility or revolving Refinancing Facility, as applicable) will not be permitted to exercise any remedies with respect to an uncured breach of the Financial Covenant until the date, if any, on which the commitments under the Revolving Credit Facility or revolving Refinancing Facility, as applicable, have been terminated or the loans thereunder have been accelerated as a result of such breach.

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (as such term shall be defined in the Financing Documentation), changes in capital adequacy and capital requirements or their interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all request, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Assignments and Participations:

(a)   Revolving Credit Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees (to be defined in the Financing Documentation) in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

(b)   Term Loan B Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees in respect of the Term Loan Facility and any Incremental Term Loan in a minimum amount equal to $1 million.

Annex B – Term Sheet	18

(c)   Consents: The consent of the Borrower will be required for any assignment unless (i) a payment or bankruptcy event of default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation in a manner consistent with the Documentation Principles); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan Facility, to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund and (ii) in respect of the Term Loan Facility or any Incremental Term Loan Facility, to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

(d)   No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries. No assignments may be made to any Defaulting Lender.

(e)   The Senior Credit Facilities will include customary Lender ERISA representations.

In addition, the Financing Documentation shall provide that so long as no default or event of default is continuing, loans under the Term Loan B Facility or any Incremental Term Loans may be purchased by and assigned to the Borrower or any of its subsidiaries on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and/or open-market purchases; provided that any such loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or any of its subsidiaries and the Borrower may not use proceeds of the Revolving Credit Facility to purchase loans to the extent such loans are purchased at a discount.

Annex B – Term Sheet	19

Required Lenders:	On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senior Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstandings under the Senior Credit Facilities (the “Required Lenders”); provided that if any Lender shall be a Defaulting Lender (to be defined in the Financing Documentation) at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Amendments and Waivers:

Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest, fees or other amounts, (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) except with respect to an extension made pursuant to the following paragraph, any pro rata sharing provisions, (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral or Guarantees and (c) the consent of the Lenders holding more than 50% of the outstanding loans and unfunded commitments under the Revolving Credit Facility shall be required to approve any amendment, waiver or consent for the purpose of satisfying a condition precedent to borrowing under the Revolving Credit Facility that would not be satisfied but for such amendment, waiver or consent. Notwithstanding the foregoing, (i) amendments and waivers of the Financial Covenant (or any of financial definitions included in (and for purposes of) the Financial Covenant) will require only the consent of Lenders holding more than 50% of the aggregate commitments and loans under the Revolving Facility and no other consents or approvals shall be required and (ii) amendments and waivers of the Financing Documentation that affect solely the Lenders under the Revolving Credit Facility or any Incremental Term Loan (including waiver or modification of conditions to extensions of credit under the Revolving Credit Facility, the availability and conditions to funding of any Incremental Term Loan (but not the conditions for implementing any Incremental Term Loan as noted above), pricing and other modifications), will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under the Revolving Credit Facility or such Incremental Term Loan, as applicable (or if applicable each affected Lender under the applicable Revolving Credit Facility or Incremental Term Loan) and no other consents or approvals shall be required.

Annex B – Term Sheet	20

On or before the final maturity date of each of the Senior Credit Facilities, the Borrower shall have the right to extend the maturity date of all or a portion of the Senior Credit Facilities with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Administrative Agent and the Borrower (which may include an increase in the interest rate and/or fees for Lenders providing the extension); it being understood that each Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche; provided that such extensions shall not subject to any “default stoppers”, financial tests, “most favored nation” pricing or, unless requested by the Borrower, minimum extension condition provisions

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Refinancing Facilities:	The Financing Documentation will permit the Borrower to refinance loans under the Term Loan Facility, Revolving Credit Facility or any Incremental Term Loan, from time to time, in whole or part, with one or more new term loan facilities, new revolving credit facilities or one or more series of senior unsecured notes or loans or senior secured notes or loans (collectively, “Refinancing Facilities”) that may be secured by the Collateral on a pari passu basis with the Senior Credit Facilities, in each case on customary terms and conditions.

Indemnification:	The Credit Parties will indemnify the Lead Arranger, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable fees, disbursements, settlement costs and other charges of counsel (limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the indemnified persons taken as a whole and, if reasonably necessary, one local counsel in any relevant material jurisdiction, and, solely in the case of an actual conflict of interest, one additional counsel to the affected indemnified persons similarly situated taken as a whole in each relevant material jurisdiction)) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from (a) such indemnified person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (b) a claim brought by the Borrower against an indemnified person for material breach in bad faith of the funding obligations of such indemnified person under the Commitment Letter or the Financing Documentation as determined by a court of competent jurisdiction in a final non-appealable judgment, or (c) any dispute solely among indemnified persons, other than any claims against any indemnified person in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Senior Credit Facilities, and other than any claims arising out of any act or omission on the part of you or your subsidiaries or affiliates.

Annex B – Term Sheet	21

Expenses:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel (limited to the reasonable and documented fees and expenses of one counsel to the Administrative Agent and Lead Arranger taken as a whole and, if necessary, of one local counsel in any relevant material jurisdiction)) of the Administrative Agent and the Lead Arranger (promptly following written demand therefor) associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto, subject to the provisions of the Fee Letter and (b) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable fees and expenses of counsel (limited to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel in any relevant material jurisdiction and, solely in a conflict of interest, one additional counsel in each relevant material jurisdiction)) of the Administrative Agent and each of the Lenders promptly following written demand therefor in connection with the enforcement of the Financing Documentation or protection of rights thereunder.

Governing Law; Exclusive Jurisdiction and Forum:	The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arranger and the Administrative Agent:	Cahill Gordon & Reindel LLP

Other:	The Financing Documentation shall contain customary EU “bail-in” provisions.

Annex B – Term Sheet	22

SCHEDULE I

INTEREST AND FEES

Interest:

At the Borrower’s option, loans will bear interest based on the Base Rate or LIBOR, as described below:

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as defined below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on same business day’s notice and will be in minimum amounts to be agreed upon.

B. LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or twelve months if available and agreed to by all relevant Lenders) as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars administered by ICE Benchmark Administration Limited (or any applicable successor quoting service) (“LIBOR”) plus the applicable Interest Margin (as described below). LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any), and in no event shall be less than 0%. Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

Schedule I to Annex B – Interest and Fees	1

LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.

The Financing Documentation will include customary successor LIBOR provisions.

Default Interest:	2.00% on overdue amounts.

Interest Margins:

The applicable interest margins (the “Interest Margins”) will be:

(a)      in the case of the Revolving Credit Facility, initially, 3.75% for LIBOR Rate Loans and 2.75% for Base Rate Loans;

(b)      in the case of the Term Loan B Facility, 3.75% for LIBOR Rate Loans and 2.75% for Base Rate Loans.

Commitment Fee:	A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility, with exclusions for Defaulting Lenders. Such Commitment Fee will be 0.50% per annum. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:	The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Other Fees:	The Lead Arranger and the Administrative Agent will receive such other fees as will have been agreed in a fee letter among them and the Borrower.

Schedule I to Annex B – Interest and Fees	2

ANNEX C

$500 MILLION SENIOR SECURED CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms used but not defined in this Annex C shall have the meanings set forth in the commitment letter to which this Annex C is attached or in Annex A or B thereto, as applicable. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof shall be determined by reference to the context in which it is used. Subject, in each case, to the Limited Conditionality Provision, the availability and initial funding under the Senior Credit Facilities will be subject to solely the satisfaction (or waiver) of only the following conditions precedent:

1. (a) The Financing Documentation, which shall be consistent, in each case, with the Commitment Documents will have been executed and delivered to the Lead Arranger; provided that the terms of such Financing Documentation shall be prepared in accordance with the Documentation Principles and in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied, and (b) the Administrative Agent shall have received customary legal opinions, which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, customary secretary’s certificates which include evidence of authorization, organizational documents and good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and a customary borrowing notice.

2. To the extent required by the Financing Documentation, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

3. Since the date of the Acquisition Agreement (as defined below) there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement).

4. The Lead Arranger shall be reasonably satisfied with the documentation for the Acquisition and other aspects of the Transactions, including the purchase agreement executed in connection the Acquisition (the “Acquisition Agreement”) and all exhibits and schedules thereto. The Acquisition shall be consummated substantially concurrently with the initial funding of the Senior Credit Facilities in accordance with applicable law and the Acquisition Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the Lead Arranger or the Lenders (unless approved by the Lead Arranger (such consent not to be unreasonably withheld or delayed)), it being understood that, without limitation, any increase in the purchase price shall not be materially adverse to the Lead Arranger or the Lenders if funded solely by the issuance of the Borrower’s common equity and any decrease in the purchase price of 10% or less shall not be materially adverse to the Lead Arranger or the Lenders.

5. The Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with the initial borrowing under the Senior Credit Facilities.

Annex C – Conditions Annex	1

6. The Lead Arranger shall have received:

(a) with respect to Carrols and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter (other than the fourth fiscal quarter of Carrols’ fiscal year) ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) internal consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last quarterly financial statements and at least 30 days prior to the Closing Date; provided that the Commitment Parties acknowledge that they have received the financial statements required by clause (i) above (other than, for the avoidance of doubt, the financial statements as of and for fiscal year ended December 31, 2018), the unaudited consolidated balance sheets and unaudited consolidated statements of operations in respect of clause (ii) as of and for the fiscal quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and the internal consolidated balance sheets and related consolidated statements of income and cash flows in respect of clause (iii) as of and for each fiscal month ending on or prior to January 31, 2019;

(b) with respect to the Acquired Company and its subsidiaries, (i) audited carve-out combined balance sheet of the CFP Business (as defined in the Acquisition Agreement) as of (x) December 31, 2017 and (y) to the extent ended at least 90 days prior to the Closing Date, December 31, 2018 and the related audited carve-out combined statements of income, member’s equity and cash flows of the CFP Business for the fiscal year ended (x) December 31, 2017 and (y) to the extent ended at least 90 days prior to the Closing Date, December 31, 2018, and (ii) unaudited carve-out combined balance sheet of the CFP Business and the related audited carve-out combined statements of income, member’s equity and cash flows of the CFP Business for each interim fiscal quarter (other than the fourth fiscal quarter of the Acquired Company’s fiscal year) ended since the last audited financial statements and at least 45 days prior to the Closing Date; provided that the Commitment Parties acknowledge that they have received the financial statements required by clause (i) above with respect to the fiscal year ended December 31, 2017 and the unaudited consolidated balance sheets and unaudited consolidated statements of operations in respect of clause (ii) as of March 31, 2018, June 30, 2018, and September 30, 2018;

(c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to the Closing Date, prepared in good faith after giving pro forma effect to each element of the Transactions, prepared as if the Transactions had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements); and

(d) a certificate (substantially in the form set forth in Annex I attached to this Annex C) from the chief financial officer of the Borrower certifying that after giving pro forma effect to each element of the Transactions the Borrower and its subsidiaries (on a consolidated basis) are solvent.

7. The Lead Arranger shall have received, at least 5 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 10 business days prior to the Closing Date, and a Beneficial Ownership Certification.

Annex C – Conditions Annex	2

8. The Lead Arranger shall have been afforded a period (such period, the “Marketing Period”) in which to syndicate the Senior Credit Facilities of at least 15 consecutive business days after the receipt of all of the necessary information and certifications in order to complete, and a customary authorization letter with respect to, the final confidential information memorandum or memoranda to be used in connection with the syndication of the Senior Credit Facilities (such information, certifications and authorization letter, collectively, the “CIM Information”). If the Borrower in good faith reasonably believes that it has delivered the CIM Information, it may deliver to the Lead Arranger written notice to that effect (stating when it believes it completed any such delivery), in which case the receipt of the CIM Information shall be deemed to have occurred and the 15 consecutive business day period described above shall be deemed to have commenced on the second business day following the date of receipt of such notice, unless the Lead Arranger in good faith reasonably believes that the Borrower has not completed delivery of the CIM Information and, within two business days after its receipt of such notice from the Borrower, the Lead Arranger delivers a written notice to the Borrower to that effect (stating with specificity which information is required to complete the delivery of the CIM Information).

9. All fees and expenses due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date and invoiced at least 3 business days before the Closing Date (including the fees and expenses of counsel for the Lead Arranger and the Administrative Agent) will have been paid (which fees and expenses may be funded from the proceeds of the initial fundings under the Senior Credit Facilities).

10. All of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on the Closing Date, subject to the Limited Conditionality Provision. The Specified Acquisition Agreement Representations will be true and correct to the extent required by the Limited Conditionality Provision and the Specified Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

Annex C – Conditions Annex	3

Annex I to

Annex C

Form of Solvency Certificate

[●][●], 2019

This Solvency Certificate is being executed and delivered pursuant to Section [●] of that certain [●] (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [●], the [Chief Financial Officer/equivalent officer] of Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am familiar with the finances, businesses, properties and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement. I have reviewed the Credit Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor;

2.	As of the date hereof and immediately after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent, subordinated and other liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the properties of the Borrower and its subsidiaries, taken as a whole; (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its subsidiaries, taken as a whole, engaged in or contemplated as of the date hereof; (iii) the present fair saleable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent, subordinated and other liabilities) of the Borrower and its subsidiaries as they become absolute and matured, (iv) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent, subordinated and other liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business and (v) the Borrower and its subsidiaries, taken as a whole, are able to pay their debts and liabilities and identified contingent obligations as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability; and

3.	I acknowledge that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans and the issuance of Letters of Credit under the Credit Agreement.

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Annex C – Conditions Annex	1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

[SIGNATURE BLOCK]

Annex C – Conditions Annex	2